As filed with the Securities and Exchange Commission on September 8, 2026

Registration No. 333-298627

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________________

PRE-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________________________________

VOLITIONRX LIMITED
(Exact name of registrant as specified in its charter)

Delaware	91-1949078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1489 West Warm Springs Road, Suite 110

Henderson, Nevada 89014

+1 (512) 774-8930

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________________________________

Agents and Corporations, Inc.
1201 Orange Street, Suite 600
Wilmington, DE 19801
+1 (800) 759-2248

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________________________

Copies to:

Marc G. Alcser, Esq.

Stradling Yocca Carlson & Rauth LLP

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4000

________________________________________

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-3 (File No. 333-298627) (the “Registration Statement”) filed by VolitionRx Limited (the “Company,” “we,” “us,” or “our”) with the Securities and Exchange Commission on August 28, 2026, is being filed solely to update the table included in the “Selling Stockholder” section included in the base prospectus forming a part of the Registration Statement. No other changes to the Registration Statement or the base prospectus are being made by this Amendment.

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SELLING STOCKHOLDER

The following table sets forth information regarding the selling stockholder and the shares of Common Stock offered by the selling stockholder. This table replaces the selling stockholder table in the base prospectus forming a part of the Registration Statement.

The information in the table is based on 18,727,948 shares outstanding as of August 27, 2026, and was prepared based on information supplied to us by the selling stockholder and upon information in our possession. Information concerning the selling stockholder may change from time to time and changed information will be presented in a supplement to this prospectus if and when required.

	Shares Beneficially Owned Prior to this Offering		Number of Shares Being		Shares Beneficially Owned Upon Completion of the Offering(1)
Name of Selling Stockholder	Number	Percent	Offered		Number	Percent
Lind Global Asset Management XII LLC(2)	12,434,859	4.99%	10,006,360	(2)	2,428,499	4.99%
Total:			10,006,360

(1)

Assumes all the shares of Common Stock offered hereby are sold by the selling stockholder, such sales are to persons who are not affiliates of the selling stockholder, and the selling stockholder does not acquire beneficial ownership of any other shares of our Common Stock prior to completion of the offering.

(2)

Beneficial ownership reflected in the table consists of the following shares of Common Stock acquirable upon conversion, repayment, or exercise of the Notes and Warrants held by the selling stockholder: (i) 5,251,150 shares of Common Stock which are issuable upon conversion or repayment of the 2025 Lind Note and calculated assuming conversion on August 27, 2026 based upon 90% of the average of the three lowest VWAPs during the 20 trading days prior to such date, (ii) 651,042 shares of Common Stock, which are issuable upon exercise of the 2025 Lind Warrant, at an exercise price of $2.015 per share as adjusted pursuant to the down-round provisions described below, (iii) 6,182,649 shares of Common Stock, which are issuable upon conversion or repayment of the 2026 Lind Note and calculated assuming conversion on August 27, 2026 based upon 90% of the average of the three lowest VWAPs during the 20 trading days prior to such date, and (iv) 350,018 shares of Common Stock, which are issuable upon exercise of the 2026 Lind Warrant, at an exercise price of $2.015 per share as adjusted pursuant to the down-round provisions described below. The selling stockholder does not currently hold any shares of Common Stock. Shares of Common Stock previously received by the selling stockholder in connection with installment and conversion payments under the Notes have been disposed of by the selling stockholder and are not reflected in this table. The exercise price of the 2025 Lind Warrant and the 2026 Lind Warrant, and the Conversion Price of the 2026 Lind Note, were reduced pursuant to down-round anti-dilution provisions as a result of the Company’s June 2026 public offering at $1.55 per share, and the outstanding principal amount of each of the 2025 Lind Note and the 2026 Lind Note was increased by an aggregate of $623,333 as a result of a market capitalization default that occurred on May 8, 2026. The Notes and Warrants contain provisions preventing the conversion or exercise thereof to the extent such conversion or exercise would cause the holder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% of the Company’s then outstanding shares of Common Stock (or 9.99% of the Company’s then outstanding shares of Common Stock to the extent that the holder, together with its affiliates, beneficially owns in excess of 4.99% of shares of the Company’s then outstanding shares of Common Stock at the time of such exercise or conversion) (the “Contractual Limitation”). In addition, the Notes and Warrants contain provisions preventing the number of shares of Common Stock issuable upon conversion or exercise thereof, if such conversion or exercise would result in the holder obtaining greater than 19.99% of the Company’s voting securities (the “19.99% Limitation”). At a special meeting held on March 31, 2026, we received stockholder approval for conversion and/or exercise of the Notes and Warrants in excess of 19.99% of our voting securities terminating and the 19.99% Limitation. Notwithstanding the termination of the 19.99% Limitation, the Contractual Limitation remains in place. The number of shares of Common Stock set forth in (i) the second and fifth column in the table above do not give effect to the Contractual Limitation, and (ii) the third and sixth column in the table above gives effect to the Contractual Limitation. A separate registration statement on Form S-3 filed with the SEC (File No. 333-288508) registers for resale an aggregate of 1,171,875 shares of Common Stock underlying the 2025 Lind Note and the 2025 Lind Warrant; another registration statement on Form S-3 filed with the SEC (File No. 333-293314) registers for resale an aggregate of 850,018 shares of Common Stock underlying the 2026 Note and the 2026 Lind Warrant; and an additional registration statement on Form S-3 filed with the SEC (File No. 333-297402) registers for resale an aggregate of 3,306,607 shares of Common Stock underlying the Notes. The Notes and the Warrants are directly owned by Lind. Jeff Easton is the Managing Member of The Lind Partners, LLC, which is the Investment Manager of Lind, and in such capacity has the right to vote and dispose of the securities held by Lind. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The address for Lind is 444 Madison Avenue, 41st Floor, New York, NY 10022.

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ITEM 16. EXHIBITS.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
23.1	Consent of Independent Registered Public Accounting Firm.					X

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dubai, United Arab Emirates, on September 8, 2026.

VOLITIONRX LIMITED

By:	/s/ Cameron Reynolds
Cameron Reynolds
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cameron Reynolds	President, Chief Executive Officer and Director	September 8, 2026
Cameron Reynolds	(Principal Executive Officer)

*	Chief Financial Officer and Treasurer	September 8, 2026
Terig Hughes	(Principal Financial and Accounting Officer)

*	Secretary	September 8, 2026
Rodney Gerard Rootsaert

*	Director	September 8, 2026
Guy Innes

*	Director	September 8, 2026
Dr. Alan Colman

*	Director	September 8, 2026
Dr. Phillip Barnes

*	Director	September 8, 2026
Kim Nguyen

*	Director	September 8, 2026
Dr. Ethel Rubin

*	Director	September 8, 2026
Timothy Still

*By:	/s/ Cameron Reynolds
Cameron Reynolds
Attorney-in-Fact
September 8, 2026

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